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Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
INFRASOURCE SERVICES, INC.

Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware

        The undersigned, James J. Leyden, certifies that he is the Vice President and General Counsel of InfraSource Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

        (1)   The name of the Corporation is InfraSource Services, Inc.

        (2)   The name under which the Corporation was originally incorporated was InfraSource Holdings Corporation, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 30, 2003.

        (3)   This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the stockholders of the Corporation in accordance with the provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

        (4)   Upon this Restated Certificate of Incorporation becoming effective pursuant to the DGCL, and without further action on the part of the Corporation or its stockholders, each outstanding share of common stock shall be split 21.7624736486-for-1, and each such outstanding share shall become and be deemed to represent 21.7624736486 shares of common stock. Each certificate representing shares of common stock theretofore issued and outstanding shall thereafter be deemed to represent the number of shares of common stock adjusted to reflect the 21.7624736486-for-1 stock split, except that no such certificate shall represent fractional shares. Each stockholder who would otherwise receive a fractional share of common stock as a result of the stock split shall have such fractional share rounded to a full share. Upon any surrender for transfer or exchange of any certificate or certificates representing shares of common stock issued and outstanding, the Corporation will issue and deliver a certificate or certificates for a number of shares of common stock that gives effect to the 21.7624736486-for-1 stock split.

        (5)   The text of the Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

          FIRST:    The name of the Corporation is InfraSource Services, Inc. (hereinafter the "Corporation").

          SECOND:    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

          THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

          FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 132,000,000 shares, all of which shall be 132,000,000 shares of common stock, each having a par value of one-tenth of one cent ($0.001).

          FIFTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (1)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            (2)   The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

            (3)   The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

            (4)   No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

            (5)   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

          SIXTH:    The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SIXTH.

          The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SIXTH to directors and officers of the Corporation.

          The rights to indemnification and to the advancement of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

          Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

          SEVENTH:    Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

          EIGHTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed on its behalf this 4th day of May, 2004.

INFRASOURCE SERVICES, INC.

By:	/s/ JAMES J. LEYDEN
Name:	James J. Leyden
Title:	Vice President and General Counsel

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  Exhibit 3.1